Exhibit 99.1

A Statement from President and CEO Kevin Blair

The Synovus family deeply mourns the loss of our treasured team members – Specialty Finance Division CEO Jonathan Rosen and his longtime assistant Lauren Harrington – as well as Jonathan’s daughter, Allie, and her friend, who were killed in a plane crash in Atlanta Friday afternoon. Jonathan and Lauren became part of Synovus in 2016 when we acquired Jonathan’s company, Entaire Global One, a life insurance premium finance company.

From day one, Jonathan and Lauren made tremendous impacts on our company and on those who in any way encountered them. Their loss will be painfully felt by so many.

Please join the Synovus family in keeping the families, friends, and colleagues of all lost in our thoughts and prayers.

Kevin Blair
Synovus President and CEO